Exhibit 10.21

AMENDMENT NO. 4 TO
MORTGAGE LOAN PARTICIPATION PURCHASE AND SALE AGREEMENT
Amendment No. 4 to Mortgage Loan Participation Purchase and Sale Agreement, dated as of May 12, 2014 (this “Amendment”), by and between Bank of America, N.A. (“Purchaser”) and Stonegate Mortgage Corporation (“Seller”).
RECITALS
Purchaser and Seller are parties to that certain Mortgage Loan Participation Purchase and Sale Agreement, dated as of June 24, 2013 (as amended from time to time, the “Existing Purchase and Sale Agreement”; and as amended by this Amendment, the “Purchase and Sale Agreement”).
Purchaser and Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Purchase and Sale Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Purchase and Sale Agreement.
Accordingly, Purchaser and Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Purchase and Sale Agreement is hereby amended as follows:
Section 1.Definitions. Section 1 of the Existing Purchase and Sale Agreement is hereby amended by:
1.deleting the definitions of “Effective Date”, “Expiration Date”, “Liquidity”, “Material Adverse Effect”, “Participation Certificate”, “Strict Compliance”, “Takeout Commitment” and “Takeout Investor” in their entirety and replacing them with the following, respectively (modified text underlined for review purposes):
“Effective Date”: May 12, 2014.
“Expiration Date”: The earlier of (i) May 11, 2015, (ii) at Purchaser’s option, upon the occurrence of an Event of Default, and (iii) the date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.
“Liquidity”: As of any date of determination, the sum of (a) Seller’s unrestricted and unencumbered cash and Cash Equivalents, (b) the balance in the Over/Under Account exclusive of funds held due to a Margin Deficit or Margin Call (each as defined in the Master Repurchase Agreement) and (c) that portion of the Aggregate Transaction Limit (as defined in the Master Repurchase Agreement) that is not currently used for outstanding transactions thereunder and for which the Seller has unencumbered Mortgage Loans that are otherwise eligible thereunder. By way of example but not limitation, cash in escrow and/or impound accounts shall not be included in this calculation.
“Material Adverse Effect”: Any of the following: (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Seller or any Affiliate that is a party to any Program Document taken as a whole, (ii) a material impairment of the ability of Seller or any Affiliate that is a party to any Program Document to perform under any Program Document and to avoid any Event of Default, (iii) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against Seller or any Affiliate that is a party to any Program Document, (iv) a material adverse effect on the rights and remedies of Purchaser under any of the Program Documents, (v) a material adverse effect on the marketability, collectability, value or enforceability of a material portion of the Related Mortgage Loans or Securities purchased by Purchaser hereunder, or (vi) a material adverse effect on the Approvals of Seller, in each case as determined by Purchaser in its sole good faith discretion.
“Participation Certificate”: A GNMA Participation Certificate, a FNMA Participation Certificate or a FHLMC Participation Certificate, as applicable, that is purchased by Purchaser under the Purchase and Sale Agreement.
“Strict Compliance”: Compliance of Seller and the Related Mortgage Loans with the requirements of the GNMA Guide, FNMA Guide, or FHLMC Guide, as applicable and as amended by any agreements between Seller and the Applicable Agency, sufficient to enable Seller to issue and GNMA to guarantee or FNMA or FHLMC to issue and guarantee a Security; provided, that until copies of any such agreements between Seller and GNMA, FNMA or FHLMC, as applicable, have been provided to Purchaser by Seller and agreed to by Purchaser, such agreements shall be deemed, as between Seller and Purchaser, not to amend the requirements of the GNMA Guide, FNMA Guide, or FHLMC Guide, as applicable.
“Takeout Commitment”: A fully executed trade confirmation from the Takeout Investor to Seller confirming the details of a forward trade between the Takeout Investor and Seller with respect to one or more Securities relating to a Participation Certificate, which trade confirmation shall be enforceable and in full force and effect, and shall be validly and effectively assigned to Purchaser pursuant to a Trade Assignment, and relate to pools of Related Mortgage Loans that satisfy the “good delivery standards” as more particularly set forth in Section 3 hereof.
“Takeout Investor”: Any of (i) Bank of America, N.A., (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated or (iii) any other Approved Investor with which there is a duly executed and enforceable Trade Assignment in favor of Purchaser.
2.adding the following definitions of “Ability to Repay Rule”, “Merchants Bank Agreement”, “One-Month LIBOR”, “QM Rule”, “Qualified Mortgage”, “Rebuttable Presumption Qualified Mortgage”, “Safe Harbor Qualified Mortgage” and “Total Marginable Assets” in their proper alphabetical order:
“Ability to Repay Rule”: 12 CFR 1026.43(c), including all applicable official staff commentary.
“Merchants Bank Agreement”: That certain Amended and Restated Master Purchase Agreement, dated as of June 30, 2013, between Seller and Merchants Bank of Indiana.
“One-Month LIBOR”: The daily rate per annum (rounded to four (4) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market, as published on the Official ICE LIBOR Fixings page by Bloomberg or in the Wall Street Journal as of the date of determination; provided, that if Purchaser determines that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, shall make it unlawful, impractical or commercially unreasonable for Purchaser to purchase

Participation Certificates as contemplated by this Agreement using One-Month LIBOR, then Purchaser may select an alternative rate of interest or index in its discretion.
“QM Rule”: 12 CFR 1026.43(e), including all applicable official staff commentary.
“Qualified Mortgage”: A Related Mortgage Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.
“Rebuttable Presumption Qualified Mortgage”: A Qualified Mortgage with an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Related Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Related Mortgage Loan.
“Safe Harbor Qualified Mortgage”: A Qualified Mortgage with an annual percentage rate that does not exceed the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Related Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Related Mortgage Loan.
“Total Marginable Assets”: As of any date of determination, in accordance with GAAP, the sum of all assets of Seller subject to “margin”, including but not limited to (i) mortgage loans held for sale, (ii) derivative assets less derivative liabilities and (iii) mortgage servicing rights, and (iv) loans held for investment, real estate owned property, and servicing advances if financed.
3.deleting the definitions of “Aggregate Rate Lock”, “LIBOR”, “Recourse Debt” and “Wiring Instructions” in their entirety.
4.All references to “LIBOR” shall refer to “One-Month LIBOR”.
Section 2.Procedures for Purchases of Participation Certificates; Facility Fee. Section 2 of the Existing Purchase and Sale Agreement is hereby amended by deleting clause (a) in its entirety and replacing it with the following (modified text underlined for review purposes):
(a)    Purchaser may, in its sole discretion from time to time until the Expiration Date, but shall have no obligation to, purchase one or more Participation Certificates from Seller; provided, that the conditions set forth in Sections 10(a)(viii) and (ix) shall have been satisfied and the Aggregate Purchase Price of such Participation Certificates owned by Purchaser at any given time shall not exceed the Aggregate Transaction Limit; provided further, that no Potential Default or Event of Default exists. In connection with Purchaser’s purchase of any such Participation Certificate, Seller, on behalf of Purchaser, shall arrange for the Delivery to Purchaser of a Security backed by the Related Mortgage Loans, which Security shall be subject to a Takeout Commitment. The purchase of any Participation Certificate shall be subject to (i) the receipt by Purchaser of the documents listed in Exhibit C from Seller, in form and substance satisfactory to Purchaser, together with such other information as Purchaser may reasonably request, (ii) the execution of the Custodial Agreement relating to the Participation Certificate by Seller and Custodian and the Electronic Tracking Agreement relating to the Related Mortgage Loans by Seller, MERS and Electronic Agent, and delivery thereof to Purchaser, (iii) Purchaser’s determination that it has satisfactorily completed its due diligence review of Seller’s operations, business, financial condition and underwriting and origination of the Related Mortgage Loans, which review may be conducted by Purchaser from time to time, and (iv) the receipt by Purchaser of Seller’s wire instructions, in form and substance satisfactory to Purchaser. In accordance with the provisions of the Electronic

Tracking Agreement, the Seller shall, at its sole cost and expense, (1) cause each Related Mortgage Loan with respect to which a Participation Certificate is to be sold to the Purchaser on a Purchase Date, the Mortgage for which is recorded in the name of MERS, to be designated a MERS Mortgage Loan and (2) cause the Purchaser to be designated an Associated Member (as defined in the MERS Procedure Manual attached as Exhibit B to the Electronic Tracking Agreement) with respect to each such MERS Mortgage Loan. Notwithstanding the satisfaction of the conditions specified in this Section 2(a) or anything else herein or in any other Program Document to the contrary, Purchaser is not obligated to purchase any Participation Certificate offered to it hereunder.
Section 3.Takeout Commitments. Section 3 of the Existing Purchase and Sale Agreement is hereby amended by deleting such section in its entirety and replacing it with the following (modified text underlined for review purposes):
Seller hereby assigns to Purchaser, free of any security interest, lien, claim or encumbrance of any kind, Seller’s rights under each Takeout Commitment to deliver the Security specified therein to the related Takeout Investor and to receive the purchase price therefor from such Takeout Investor. Subject to Purchaser’s rights hereunder, Purchaser agrees that it will satisfy the obligation under the Takeout Commitment to deliver the Security to the Takeout Investor on the Settlement Date specified therein. Seller understands that, as a result of this Section 3 and each Trade Assignment, Purchaser will succeed to the rights and obligations of Seller with respect to each Takeout Commitment subject to a Trade Assignment, and that in satisfying each such Takeout Commitment, Purchaser, will stand in the shoes of Seller and, consequently, will be acting as a non-dealer in exercising its rights and fulfilling its obligations assigned pursuant to this Section 3 and each Trade Assignment.
Seller hereby acknowledges that, in order for Purchaser to satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association (“SIFMA”) as set forth in the SIFMA Uniform Practices Manual and SIFMA’s Uniform Practices for the Clearance and Settlement of Mortgage Backed Securities and other Related Securities, in each case, as amended from time to time, Purchaser must deliver each Trade Assignment to the related Takeout Investor no later than seventy-two (72) hours prior to settlement of the related Security. Seller hereby acknowledges and agrees to deliver each Trade Assignment to Purchaser no later than 1:00 p.m. (Eastern Time) on the date on which such seventy-two (72) hour period commences.
Section 4.Servicing of the Mortgage Loans; Events of Default. Section 6 of the Existing Purchase and Sale Agreement is hereby amended by deleting the first paragraph of clause (e) and clause (f) in their entirety and replacing them with the following (modified text underlined for review purposes):
(e)    Purchaser (or any other registered holder of the Related Participation Certificate) shall be entitled to (i) retain all Holdback Amounts in accordance with Section 4, and all amounts on deposit in the Over/Under Account in accordance with Section 11, (ii) declare all amounts payable by Seller to Purchaser hereunder to be immediately due and payable, (iii) effect termination of Seller’s subservicing rights and obligations respecting the affected Related Mortgage Loans as provided in Section 6(f), (iv) take possession of the Related Mortgage Loans, including any records that pertain thereto, (v) proceed against Seller for any deficiencies, (vi) liquidate, terminate and accelerate this Agreement and all transactions hereunder, and (vii) pursue any other rights and/or remedies available at law or in equity against Seller, upon the occurrence of any of the following circumstances or events (“Events of Default”):
(f)    Purchaser, in its sole discretion, may terminate Seller’s rights and obligations as subservicer of the affected Related Mortgage Loans and require Seller to deliver the related Servicing Records to Purchaser or its designee upon the occurrence of (i) an Event of Default, (ii) Seller’s failure to comply with any of its obligations set forth in Section 5(c), or (iii) Seller’s breach of Sections 9(a)(viii) or 9(b)(ix), by delivering written notice to Seller requiring such termination. For the avoidance of doubt, any termination of the Seller’s rights as subservicer of the affected Related Mortgage Loans by the Purchaser as a result of clauses (i), (ii) or (iii) of the foregoing sentence shall be deemed part of an exercise of the Purchaser’s rights to cause the liquidation, termination or acceleration of this Agreement. Such termination shall be effective upon Seller’s receipt of such written notice; provided, that Seller’s subservicing rights shall be terminated immediately upon the occurrence of any event described in Section 6(e)(iv), regardless of whether notice of such event shall have been given to or by Purchaser or Seller. Upon any such termination, all authority and power of Seller respecting its rights to subservice and duties under this Agreement relating thereto, shall pass to and be vested in the Successor Servicer appointed by Purchaser and Purchaser is hereby authorized and empowered to transfer such rights to subservice the Related Mortgage Loans for such price and on such terms and conditions as Purchaser shall reasonably determine; provided, that to the extent the Applicable Agency proceeds to issue a Security with respect to the Related Mortgage Loans, Purchaser shall convey the servicing rights and the rights to subservice such Mortgage Loans in accordance with such Applicable Agency’s instructions. Seller shall promptly take such actions and furnish to Purchaser such documents that Purchaser deems necessary or appropriate to enable Purchaser to obtain a Security backed by such Mortgage Loans or to enforce such Mortgage Loans, as appropriate, and shall perform all acts and take all actions so that the Related Mortgage Loans and all files and documents relating to such Mortgage Loans held by Seller, together with all escrow amounts relating to such Mortgage Loans, are delivered to Successor Servicer, including but not limited to preparing, executing and delivering to the Successor Servicer any and all documents and other instruments, placing in the Successor Servicer’s possession all Servicing Records pertaining to such Mortgage Loans and doing or causing to be done, all at Seller’s sole expense. To the extent that the approval of the Applicable Agency is required for any such sale or transfer, Seller shall fully cooperate with Purchaser to obtain such approval. All amounts paid by any purchaser of such rights to service or subservice the Related Mortgage Loans shall be the property of Purchaser. The subservicing rights required to be delivered to Successor Servicer in accordance with this Section 6(f) shall be delivered free of any servicing rights in favor of Seller or any third party (other than Purchaser) and free of any title, interest, lien, encumbrance or claim of any kind of Seller other than bare legal title to the Mortgage Loans. No exercise by Purchaser of its rights under this Section 6(f) shall relieve Seller of responsibility or liability for any breach of this Agreement.
Section 5.Record Title to Mortgage Loans; Intent of Parties; Security Interest. Section 8 of the Existing Purchase and Sale Agreement is hereby amended by deleting clause (c) in its entirety and replacing it with the following (modified text underlined for review purposes):
(c)    Purchaser and Seller confirm that the transactions contemplated herein are intended to be sales of the Participation Certificates by Seller to Purchaser rather than borrowings secured by the Participation Certificates. In the event, for any reason, any transaction is construed by any court or regulatory authority as a borrowing rather than as a sale, Seller and

Purchaser intend that Purchaser or its Assignee, as the case may be, shall have a perfected first priority security interest in Seller’s interest in the Participation Certificates, all of the servicing rights with respect to the Related Mortgage Loans, the Custodial Account and all amounts on deposit therein, the Related Mortgage Loans subject to each Participation Certificate, all documents, records (including, without limitation, Servicing Records and copies of all documentation in connection with the underwriting and origination of any Related Mortgage Loan that evidences compliance with the Ability to Repay Rule and the QM Rule), instruments and data evidencing the Related Mortgage Loans and the servicing thereof, the Securities to be issued as contemplated hereunder and all proceeds thereof, the Takeout Commitments, any funds of the Seller at any time deposited or held in the Over/Under Account and the proceeds of any and all of the foregoing (collectively, the “Collateral”), free and clear of adverse claims. In any case, Seller hereby grants to Purchaser or its Assignee, as the case may be, a first priority security interest in and lien upon the Collateral, free and clear of adverse claims. This Agreement shall constitute a security agreement, the Custodian shall be deemed to be an independent custodian for purposes of perfection of the security interest herein granted to Purchaser, and Purchaser or each such Assignee shall have all of the rights of a secured party under applicable law. Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that the servicing rights with respect to the Related Mortgage Loans were not sold by Seller to Purchaser or that that such servicing rights are not an interest in the Related Mortgage Loans and are severable from the Related Mortgage Loans despite Purchaser’s and Seller’s express intent herein to treat them as included in the purchase and sale transaction, Seller hereby expressly pledges, assigns and grants to Purchaser a continuing first priority security interest in and lien upon the servicing rights and all documentation and rights to receive documentation related to such servicing rights and the servicing of each of the Related Mortgage Loans (the “Related Credit Enhancement”). The Collateral and Related Credit Enhancement is hereby pledged as further security for Seller’s obligations to Purchaser hereunder.
Section 6.Representations and Warranties. Section 9(b) of the Existing Purchase and Sale Agreement is hereby amended by (a) deleting “and” at the end of clause (xi), (b) deleting the “.” at the end of clause (xii) and replacing it with “;” and (c) adding the following clauses (xiii) and (xiv) at the end thereof:
(xiii)    Each Mortgage Loan satisfies the following criteria:
(1)    Such Mortgage Loan is a Qualified Mortgage;
(2)    Such Mortgage Loan is accurately identified in writing to Purchaser as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage;
(3)    Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and
(4)    Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule and the QM Rule; and
(xiv)    There is no action, suit or proceeding instituted by or against or threatened against Seller in any federal or state court or before any commission or other regulatory body (federal,

state or local, foreign or domestic) that questions or challenges the compliance of any Mortgage Loan (or the related underwriting) with the Ability to Repay Rule or the QM Rule.
Section 7.Covenants of Seller. Section 10 of the Existing Purchase and Sale Agreement is hereby amended by:
1.deleting clauses (a)(iv)(1), (a)(x), (b), (j) and (k) in their entirety and replacing them with the following (modified text underlined for review purposes):
(1)    any action, suit or proceeding instituted by or against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against Seller, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against Seller, (i) involves a potential liability, on an individual or aggregate basis, equal to or greater than ten percent (10%) of Seller’s Tangible Net Worth, (ii) is reasonably likely to result in a Material Adverse Effect if determined adversely, (iii) questions or challenges the validity or enforceability of any of the Program Documents or (iv) questions or challenges compliance of any Related Mortgage Loan with the Ability to Repay Rule or the QM Rule;
(x)    Together with the financial statements required to be delivered pursuant to Section 10(a)(i) and Section 10(a)(ii), Seller shall deliver to Purchaser an Officer’s Certificate in a form acceptable to Purchaser. Seller’s obligation to provide such Officer’s Certificate shall be waived for such periods during which Seller shall be a party to a Master Repurchase Agreement with Purchaser and shall be in compliance with Seller’s obligations under Section 9.1(c) of such Master Repurchase Agreement.
(b)    Neither Seller nor any Affiliate thereof will acquire at any time any Participation Certificate or any other economic interest in or obligation with respect to any Related Mortgage Loan except for the subservicing rights relating thereto and bare legal title to the Related Mortgage Loans.
(j)    Seller shall comply with the following financial covenants
(i)     Seller shall maintain a Tangible Net Worth of not less than the sum of (x) $100,000,000 plus (y) 50% of all positive Net Income plus (z) 50% of equity capital raises;
(ii)     Seller’s Stockholder’s Equity shall not decline by more than (a) 10% in any rolling three (3) month period or (b) 15% in any rolling twelve (12) month period.
(iii)     Seller shall at all times maintain (i) unrestricted and unencumbered cash and Cash Equivalents in an amount not less than $20,000,000 and (ii) Liquidity in an amount not less than the sum of the (x) the product of (A) Total Marginable Assets minus mortgage loans held for sale that are financed under the Merchants Bank Agreement and (B) 3% plus (y) the product of (A) mortgage loans held for sale under the Merchants Bank Agreement and (B) 1%; provided, however, to the extent the Seller becomes subject to a margin call under the terms of the Merchants Bank Agreement, mortgage loans financed under such agreement will not be deducted from Total Marginable Assets per clause (x)(i) above;
(iv)    the maximum ratio of Seller’s Total Liabilities to Tangible Net Worth shall not at any time be greater than 10:1;

(v)     Seller shall show positive pre-tax Net Income, on a rolling six (6) month basis, as determined in accordance with GAAP.
(vi)    at no time shall Seller’s Compare Ratio with respect to its DE Compare Report and Institution Compare Report exceed 175%, which will cause Seller to be on HUD’s watch list for approved lenders.
(k)    Reserved.
2.adding the following clause (xi) immediately following clause (a)(x):
(xi)    On each Purchase Date hereunder, Seller shall provide to Purchaser a schedule identifying each Related Mortgage Loan as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage, as applicable.
3.adding the following clause (n) immediately following clause (m):
(n)    Seller shall deliver to Purchaser, with reasonable promptness upon Purchaser’s request: (i) copies of any reports related to the Participation Certificates and the Related Mortgage Loans, (ii) copies of all documentation in connection with the underwriting and origination of any Related Mortgage Loan that evidences compliance with the Ability to Repay Rule and the QM Rule, as applicable, and (iii) any other information in Seller’s possession related to the Participation Certificates and the Related Mortgage Loans.
Section 8.Notices. Section 20 of the Existing Purchase and Sale Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
Section 20. Notices. Any notices, consents, elections, directions and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given when telecopied or delivered by overnight courier to, personally delivered to, or on the third day following the placing thereof in the mail, first class postage prepaid to, the parties hereto at the related address provided pursuant to Section 20 or to such other address as either party shall give notice to the other party pursuant to this Section. Notices to any Assignee shall be given to such address as the Assignee shall provide to Seller in writing.
Section 9.Entire Agreement. Section 21 of the Existing Purchase and Sale Agreement is hereby amended by deleting such section in its entirety and replacing it with the following (modified text underlined for review purposes):
Section 21. Entire Agreement. This Agreement and the other Program Documents contain the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements between them, oral or written, of any nature whatsoever with respect to the subject matter hereof.
Section 10.Examination and Oversight. Section 25 of the Existing Purchase and Sale Agreement is hereby amended by deleting such section in its entirety and replacing it with the following (modified text underlined for review purposes):
Section 25.    Examination and Oversight by Regulators. Seller agrees that the transactions with Purchaser under this Agreement may be subject to regulatory examination and oversight by one or more Governmental Authorities. Seller shall comply with all requests made by Purchaser to assist Purchaser in complying with regulatory requirements imposed on Purchaser.
Section 11.Trade Assignment. The Existing Purchase and Sale Agreement is hereby amended by deleting Exhibit B in its entirety and replacing it with Schedule 1 hereto.

Section 12.Warehouse Lender’s Release. The Existing Purchase and Sale Agreement is hereby amended by deleting Exhibit D in its entirety and replacing it with Schedule 2 hereto.
Section 13.Form of Confirmation. The Existing Purchase and Sale Agreement is hereby amended by deleting Exhibit F in its entirety and replacing it with Schedule 3 hereto.
Section 14.Purchaser Notices. Annex A of the Existing Purchase and Sale Agreement is hereby amended by deleting the “Purchaser Notices” in their entirety and replacing them with the following:

Name:	Bank of America, N.A.
Address:	4500 Park Granada Mail Code: CA7-910-02-38 Calabasas, California 91302 Attention: Adam Gadsby, Managing Director
Telephone:	(818) 225-6541
Telecopy:	(213) 457-8707
Email:	Adam.Gadsby@baml.com

with copies to:

Name:	Bank of America, N.A.
Address:	One Bryant Park, 11th Floor Mail Code: NY1-100-11-01 New York, New York 10036 Attention: Eileen Albus, Director, Mortgage Finance
Telephone:	(646) 855-0946
Telecopy:	(646) 855-5050
Email:	Eileen.Albus@baml.com

Name:	Bank of America, N.A.
Address:	One Bryant Park New York, New York 10036 Mail Code: NY1-100-17-01 Attention: Michael J. Berg, Assistant General Counsel
Telephone:	(646) 855-0706
Email:	Michael.J.Berg@bankofamerica.com

Section 15.Fees and Expenses. Seller hereby agrees to pay to Purchaser, on demand, any and all reasonable fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by Purchaser in connection with the development, preparation and execution of this Amendment, irrespective of whether any transactions hereunder are executed.
Section 16.Conditions Precedent. This Amendment shall become effective as of the date hereof upon Purchaser’s receipt of this Amendment, executed and delivered by a duly authorized officer of Purchaser and Seller.
Section 17.Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Purchase and Sale Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

Section 18.Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.
Section 19.Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
Section 20.GOVERNING LAW. THE AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.
[SIGNATURE PAGE FOLLOWS]
Signature Page to Amendment No. 4 to Mortgage Loan Participation Purchase and Sale Agreement
IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.
Bank of America, N.A., as Buyer
By: _/s/ Adam Robitshek __________________
Name: Adam Robitshek
Title: Vice President

STONEGATE MORTGAGE CORPORATION, as Seller
By: _/s/ John Macke ______________________
Name: John Macke
Title: EVP - Capital Markets
B-2
SCHEDULE 1 TO AMENDMENT NO. 4

Exhibit B
TRADE ASSIGNMENT
__________ (“Takeout Investor”)
(Address)

Attention:
Fax No.:
Dear Sirs:
Attached hereto is a correct and complete copy of your confirmation of commitment (the “Commitment”), trade-dated _________ __, ____, to purchase $______ of __% ___ year,
(Check Box)

Government National Mortgage Association;

Federal National Mortgage Association; or

Federal Home Loan Mortgage Corporation.

mortgage-backed pass-through securities (“Securities”) at a purchase price of ___________ from _________ on (insert Settlement Date). Our intention is to assign $_____ of this Commitment’s full amount, which assignment shall be effective and shall be fully enforceable by the assignee on the Settlement Date. This is to confirm that (i) the form of this assignment conforms to the SIFMA guidelines, (ii) the Commitment is in full force and effect, (iii) effective as of the Settlement Date, the Commitment is hereby assigned to Bank of America, N.A. (“BANA”), whose acceptance of such assignment is indicated below, (iv) you will accept delivery of such Securities directly from BANA, (v) you will pay BANA for such Securities, (vi) effective as of the Settlement Date and provided the Securities have been issued, BANA is obligated to make delivery of such Securities to you in accordance with the attached Commitment and (vii) effective as of the Settlement Date and provided the Securities have been issued, you have released Seller from its obligation to deliver the Securities to you under the Commitment. Payment will be made “delivery versus payment (DVP)” to BANA in immediately available funds.
If you have any questions, please call _______________ at (___) ___-____ immediately or contact him by fax at (___) ___-____.
Very truly yours,

STONEGATE MORTGAGE CORPORATION

By:
Title:
Date:
Agreed to:
BANK OF AMERICA, N.A.

By:________________________
Title:______________________
Date:______________________
Provided the Securities have been issued, notice of delivery and confirmation of receipt will be the obligations of BANA. Prompt notification of incorrect information or rejection of the trade assignment should be made to [_____].
D-1
SCHEDULE 2 TO AMENDMENT NO. 4

Exhibit D
WAREHOUSE LENDER’S RELEASE
Bank of America, N.A.
One Bryant Park - 11th floor
NY1-100-11-01
New York, New York 10036
Attention: Eileen Albus, Director - Mortgage Finance
Gentlemen:
Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Custodial Agreement, dated as of February 28, 2013, among Bank of America, N.A., Deutsche Bank National Trust Company and Stonegate Mortgage Corporation.
We hereby release all right, interest or claim of any kind, including any security interest or lien, with respect to the mortgage loans referenced in the attached schedule (GNMA/FNMA/FHLMC Pool/Contract #__________), such release to be effective automatically without any further action by any party, upon payment, in one or more installments, from Bank of America, N.A., in accordance with the wire instructions in effect on the date of such payment, in immediately available funds, of an aggregate amount equal to or greater than [$$ amount].
Very truly yours,

[WAREHOUSE LENDER]
SCHEDULE 3 TO AMENDMENT NO. 4

Exhibit F
FORM OF CONFIRMATION

TO:    Stonegate Mortgage Corporation
9190 Priority Way West Drive, Ste 300
Indianapolis, IN 46240

DATE:

RE:	Confirmation of Purchase of a beneficial interest in Mortgage Loans relating to a Participation Certificate
Bank of America, N.A. (“Purchaser”) is pleased to confirm its agreement to purchase and your agreement to sell a 100% undivided, beneficial interest in the Mortgage Loans relating to a Participation Certificate relating to the contact/pool number (or GN/FN/FH Contract/Pool Number) referred to herein (the “Pool”), pursuant to the Mortgage Loan Participation Purchase and Sale Agreement, dated as of June 24, 2013 (the “Agreement”), between Purchaser and Stonegate Mortgage Corporation (“Seller”), under the following terms and conditions.

Pool No. (or FHLMC Contract No.)
Applicable Agency
Purchase Date
Anticipated Delivery Date
Settlement Date
Applicable Agency TBA trade price
Trade Price
Purchase Price:
Holdback Amount
Face Amount of the Security_________________________

Solely for purposes of the purchase of this Pool, the Purchaser and Seller agree that the definition of “Holdback Amount” shall be modified to read as follows: “An amount equal to 3.00% of the Trade Principal, subject to reduction as provided in Section 4(b) and Section 5(b) of the Agreement.”

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed in the Agreement.
Very truly yours,

BANK OF AMERICA, N.A.

By:
Name:
Title:
Agreed and Consented by:

Stonegate Mortgage Corporation

By:     ____________________________
Name:
Title: